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                                                                     EXHIBIT 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]



June 8, 2000


Vixel Corporation
11911 Northcreek Parkway South
Bothell, Washington 98011


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Vixel Corporation (the "Company") of a Registration Statement on Form S-8/S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to Three Million Five Hundred Nineteen Thousand Six Hundred Eighty-Eight (3,519,688) shares of the Company's Common Stock, $0.0015 par value (the "Shares"), of which up to One Million Six Hundred Nineteen Thousand Six Hundred Eighty-Eight (1,619,688) shares have been issued pursuant to the 1995 Stock Option Plan and One Million Nine Hundred Thousand (1,900,000) shares are to be issued pursuant to the 2000 Non-Officer Equity Incentive Plan (the "Plan").

In connection with this opinion, we have examined the Registration Statement and related prospectus, your Restated Certificate of Incorporation, as amended, and Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares that have been issued are, and the Shares to be issued, when sold and issued in accordance with the Registration Statement, related prospectuses and the Plan, will be, validly issued, fully paid and non-assessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and non-assessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

/s/ Gregory B. Abbott

Gregory B. Abbott